UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2019

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BLUEGREEN VACATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09292	03-0300793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 912-8000

Not Applicable

(Former name or former address, if changed since last report.)

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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	BXG	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.02 Termination of a Material Deﬁnitive Agreement.

On May 24, 2019, Bluegreen Vacations Corporation and its wholly owned subsidiary, Bluegreen Vacations Unlimited, Inc. (collectively, the “Company”), received notice from Bass Pro, Inc. (“Bass Pro”) and its affiliates that, effective immediately, Bass Pro was terminating the Amended and Restated Marketing and Promotions Agreement, dated December 31, 2007, as amended on June 26, 2010 and October 1, 2010 (the “Marketing Agreement”), by and among Bluegreen Vacations Unlimited, Inc., Bluegreen/Big Cedar Vacations, LLC, a joint venture in which the Company owns a 51% controlling interest and an affiliate of Bass Pro owns the remaining 49% interest (“Bluegreen/Big Cedar”), Bass Pro and the following affiliates of Bass Pro: Big Cedar, L.L.C., Bass Pro Outdoor World, L.L.C., Bass Pro Outdoors Online, L.L.C., BPS Catalog, L.P., Bass Pro Trademarks, L.L.C., World Wide Sportsman, Inc., Bass Pro Shops Canada, Inc., Bass Pro Shops Canada (Calgary), Inc., BPIP, LLC, and Tracker Marine, L.L.C.  Bass Pro terminated the Marketing Agreement based on certain previously disclosed alleged breaches of the Marketing Agreement by the Company,  including Bass Pro’s belief that amounts paid to it as vacation ownership interest (“VOI”) sales commissions should not have been adjusted for certain purchaser defaults, alleged breaches regarding the calculation of commissions and other amounts payable under the Marketing Agreement, alleged issues with our customer service and matters regarding the operations at Bluegreen/Big Cedar.

The Marketing Agreement provided the Company with the right to market and sell vacation packages at kiosks in each of Bass Pro’s retail locations. Under the Marketing Agreement, the Company  also had the right to market VOIs in Bass Pro catalogs and on its website.  As a result of the termination of the Marketing Agreement, the Company is no longer being given access to the Bass Pro marketing channels or advertising materials.  As of December 31, 2018, Bluegreen sold vacation packages in 69 of Bass Pro’s stores. For the year ended December 31, 2018, the Company’s VOI sales to new customers from leads generated in Bass Pro stores constituted 14% of the Company’s total system-wide VOI sales, 29% of the Company’s system-wide VOI sales to new customers and 9% of the Company’s total revenues.

As previously disclosed, Bass Pro filed an action in federal court related to the outstanding issues between the parties. The Company, which has not yet been served with the lawsuit, believes that even if Bass Pro’s claims were established - which the Company believes to be unlikely - the amount of the Company’s exposure relating to the monetary issues raised by Bass Pro pursuant to the Marketing Agreement would be less than $20 million. The Company intends to pursue all legal and equitable remedies available to it, including the filing of a counterclaim in the pending litigation, for wrongful termination by Bass Pro of the Marketing Agreement.

As described above, the Company owns a 51% interest in Bluegreen/Big Cedar, and the remaining 49% interest in Bluegreen/Big Cedar is held by an affiliate of Bass Pro. Bluegreen/Big Cedar develops, markets and sells VOIs at three premier wilderness-themed resorts adjacent to Table Rock Lake near Branson, Missouri: The Bluegreen Wilderness Club at Big Cedar, The Cliffs at Long Creek and Paradise Point.  As a result of the Company’s controlling interest in Bluegreen/Big Cedar, the Company’s consolidated financial statements include the results of operations and financial condition of Bluegreen/Big Cedar.  The Company’s and Bass Pro’s affiliate’s respective interests in Bluegreen/Big Cedar and their agreements and arrangements with respect thereto remain in place.

A copy of the Company’s press release relating to the termination of the Marketing Agreement is filed as Exhibit 99.1 hereto.  In addition, the Company is providing additional information in the form of answers to Frequently Asked Questions as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1Press release dated May 28, 2019

99.2Frequently Asked Questions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2019	BLUEGREEN VACATIONS CORPORATION

By:	/s/ Anthony M. Puleo
Anthony M. Puleo
Executive Vice President, Chief Financial Officer and Treasurer; President, Bluegreen Treasury Services